Exhibit 10.5

TERMS AND CONDITIONS GOVERNING EMPLOYEE STOCK OPTIONS 2016/2021 IN SPOTIFY TECHNOLOGY S.A.

1.	EMPLOYEE STOCK OPTION ISSUER AND HOLDER

1.1	Spotify Technology S.A., a Luxembourg société anonyme, with registered address at 42- 44, avenue de la Gare, L-1610 Luxembourg, registered with the Luxembourg Trade and Companies’ Register under number B 123.052 (the “Company”).

1.2	Employee of the Company or of any company controlled by the Company (the “Group”) in accordance with an individual notice of grant (the “Holder”).

2.	BACKGROUND

2.1	The Company’s board of directors (the “Board”) considers the existence of efficient share-related incentive programs for employees of the Group to be of material importance for the development of the Group. By connecting employees’ economic interest to the Group’s results and value trend, a long-term increase in value is promoted. Accordingly, the interests of participating employees and shareholders will coincide.

2.2	The foregoing notwithstanding, this employee stock option program 2016/2021(the “Employee Stock Option Program”) shall not form part of the Holders’ overall compensation and benefits under their contracts of employment with a Group company. Moreover, neither the granting of an Employee Stock Option (as defined below) under the Employee Stock Option Program nor the existence of a contract of employment between a Holder and a Group company shall give the Holder any right or expectation to be granted additional Employee Stock Options at any time under the Employee Stock Option Program or otherwise.

3.	OPTION

Subject to the terms and conditions set out herein, the Holder is entitled to subscribe for one share in the Company (a “Share”) per employee stock option (an “Employee Stock Option”) at the exercise price set out in the individual notice of grant to the Holder (the “Exercise Price”). The Exercise Price may be re-calculated under certain circumstances pursuant to clause 8.

4.	IMPLEMENTATION AND GRANT

4.1	The Employee Stock Option Program shall be effective as per 1 January 2016 (the “Implementation Date”).

4.2	Employee Stock Options may be granted to Holders during the period as from and including 1 January 2016 up to and including 31 December 2016. The date or dates of grants of Employee Stock Options during such period (each, a “Date of Grant”) shall be determined by the Board in its sole discretion.

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5.	VESTING

5.1	General

5.1.1	Vesting of 3/16 of the granted Employee Stock Options shall occur on the first of 1 March, 1 June, 1 September and 1 December falling more than three months from the Date of Grant (meaning, as an example, that this vesting occurs on 1 September if the Date of Grant was 1 March), and thereafter the granted Employee Stock Options shall vest as to 1/16 of the total number of Employee Stock Options on each and every 1 March, 1 June, 1 September and 1 December thereafter, subject to continued employment with the Group. The vesting schedule set out in this clause 5.1.1 may be amended pursuant to clause 5.2, 5.3 and 9.

5.1.2	Notwithstanding the aforesaid, the Board shall be entitled, in its sole discretion, to resolve that some or all unvested Employee Stock Options shall vest in advance.

5.2	Leave of absence

5.2.1	If the Holder goes on leave of absence, such Holder’s Employee Stock Options will not vest during the leave of absence, except as set forth below in this clause 5.2. The Employee Stock Options that do not vest during the leave of absence as a consequence of the Holder’s leave of absence shall lapse immediately, if not otherwise determined by the Board.

5.2.2	If the Holder is on leave of absence due to parental leave, sick leave, vacation leave or other paid time off, such Holder’s Employee Stock Options shall continue to vest on the original vesting schedule during the leave of absence. The same shall apply for any other leave of absence during which vesting on the original schedule must continue under applicable law.

5.2.3	If the Holder is on leave of absence due to any other reason (e.g. studying) than as set out in clause 5.2.2, or if the Holder otherwise reduces his/her contractual working hours for the employer after the Date of Grant of the Holder’s Employee Stock Options, but the Holder still works part-time for the employer, such Holder’s Employee Stock Options shall vest pro rata in relation to a full-time job. If the Holder’s contractual working hours prior to leave of absence or reduction of contractual working hours did not amount to a full-time job, such Holder’s Employee Stock Options shall vest pro rata in relation to the contractual working hours prior to such leave of absence or reduction of contractual working hours. The same shall apply for any other leave of absence during which pro rata vesting must continue under applicable law. For the purpose of this clause 5.2.3, a full-time job shall correspond to the number of working hours per week set out in the Holder’s employment agreement as the standard for a full-time job.

5.3	Termination of employment

5.3.1	If (i) the Holder resigns, or (ii) the employer terminates the employment of the Holder with the Group (for whatever reason), or (iii) the Holder retires pursuant to the terms of his/her employment contract or regulatory requirements, all unvested Employee Stock Options shall cease vesting as of the date of termination of employment and shall immediately lapse.

5.3.2	If the Holder resigns, termination of employment for purposes of the Employee Stock Options shall be deemed to occur immediately on the Group’s receipt of Holder’s written notice of resignation, even if the Holder’s last day of service is thereafter. If the employer

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terminates the employment of the Holder with the Group, termination of employment for purposes of the Employee Stock Options shall be deemed to occur immediately after the end of the last day of employment, taking into account any notice period (but, for the avoidance of doubt, not including any further period over which any severance payment or consideration for non-compete restriction or similar is paid out). If the Holder is exempt from work in connection with an anticipated termination of employment, termination of employment for purposes of the Employee Stock Options shall be deemed to occur immediately after the end of the last working day prior to the Holder being exempt from work. If the Holder retires pursuant to the terms of his/her employment contract or regulatory requirements, termination of employment for purposes of the Employee Stock Options shall be deemed to occur immediately after the end of the last day of employment. Notwithstanding the foregoing, the Board shall be entitled, in its sole discretion, to resolve that termination of employment shall be deemed to occur at a later point in time.

5.3.3	If a Holder changes the entity for which he or she is employed, but remains employed by the Group, such change will not be deemed a termination of employment for purposes of his/her Employee Stock Options, provided that there is no other interruption or termination of the Holder’s employment, unless the Board, in its sole discretion, determines that the entity to which the Holder transfers is not a qualified affiliate of the Group. If a Holder changes the capacity in which he/she provides service to the Group from an employee to an independent contractor or consultant, such change will be deemed a termination of employment for purposes of his/her Employee Stock Options.

5.3.4	If the Holder, when he/she commences his/her employment with the Group, is subject to a probationary or trial employment and, at the end of such probationary or trial employment, the employment with the Group is terminated (for whatever reason), all vested and unvested Employee Stock Options shall lapse on the date of termination of employment, meaning, for the avoidance of doubt, that the Holder will not be entitled to exercise any Employee Stock Options.

6.	EXERCISE

6.1	General

6.1.1	The Holder is entitled to exercise his/her rights under the Employee Stock Options to the extent the Employee Stock Options have vested pursuant to these terms and conditions by requesting exercise at any time up to and including 31 March 2021 in the manner set forth below (“Exercise”), provided such Employee Stock Options have not previously lapsed.

6.1.2	In the event the Holder has not requested Exercise on or before 31 March 2021 (such date, or an earlier date set for the expiration of the term of the Employee Stock Options as provided for in clause 9, the “Expiration Date”), all rights under the Employee Stock Options shall lapse.

6.1.3	Exercise may only be requested through an electronic platform and with no paper documentation to be executed by the Holder. To this effect, the Holder will receive an individual username and an individual password from the Company, giving her/him access to a personal account on the electronic platform. Once the Holder will have logged-in and accepted the terms and conditions of the Employee Stock Option Program applicable to her/him, she/he will have the possibility (i) to upload money on the electronic platform (the “Funds”) and (ii) to place requests on the said electronic platform in order to exercise some or all of her/his Employee Stock Options (the “Exercise Request”). Provided that the Holder had sufficient Funds available at the time of his/her Exercise Request, the

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transfer of the Share(s) concerned by the Exercise Request will be automatic and will not require any further action of the Holder. The Exercise Request placed by the Holder must be placed not later than on the Expiration Date and state the number of Employee Stock Options that the Holder wishes to Exercise. An Exercise Request is binding and irrevocable.

6.1.4	If the Holder’s Employee Stock Options at Exercise entitle the Holder to subscribe for a number of Shares which is not an integer, the number of Shares to which the entitlement relates shall be rounded down to the nearest integer.

6.1.5	Exercise may not take place in the event the Company is declared bankrupt. However, Exercise may take place in the event the bankruptcy order is subsequently overturned on appeal.

6.1.6	The Expiration Date and the periods during which Exercise can take place may be amended pursuant to this clause 6, clause 9, or by other express action of the Board as provided for in these terms and conditions.

6.2	Termination of employment

6.2.1	If the Holder resigns, the employer terminates the employment of the Holder with the Group or the Holder is exempt from work in connection with an anticipated termination of employment, in any such case other than as a result of death or a physical disability and other than as a result of (i) the Holder’s wilful failure to perform, or serious negligence in the performance of his/her duties and responsibilities as an employee; or (ii) any other breach of any material provision of these terms and conditions and/or any breach of any material provision of his/her employment agreement; or (iii) the commission of fraud, embezzlement, theft or other dishonesty with respect to the employer or any of its associated companies, made by the Holder; or (iv) the commission of a felony or other crime involving moral turpitude or affecting the employer or any of its associated companies; or (v) any other circumstance constituting just cause for dismissal due to personal grounds (Sw. saklig grund för uppsägning på grund av personliga skäl) under Swedish law or similar under other applicable law (each of (i) through (v) a “Cause”), or if the Holder retires pursuant to the terms of his/her employment contract or regulatory requirements, the new Expiration Date shall be the 90th calendar day following the occurrence of such event (as determined pursuant to clause 5.3.2) or such later dates as determined by the Company (but in no event later than 31 March 2021 or such date as follows pursuant to clause 9).

6.2.2	In the event that the Holder’s termination of employment occurs due to death or physical disability, the new Expiration Date shall be the 194th calendar day following such event or such later dates as determined by the Company (but in no event later than 31 March 2021 or such date as follows pursuant to clause 9). The Holder (or, in the event of the Holder’s death, the Holder’s estate (Sw. dödsbo)) shall up to and including the new Expiration Date be entitled to Exercise any Employee Stock Options, which have vested in accordance with these terms and conditions as of such event. Following the new Expiration Date, the Holder (or, in the event of the Holder’s death, the Holder’s estate) shall have no rights pursuant to the Employee Stock Options and all rights under the Employee Stock Options which have not been subject to Exercise shall lapse. In the event of the Holder’s death, the rights and obligations in accordance with these terms and conditions shall be binding upon and inure to the Holder’s estate.

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6.2.3	Notwithstanding the foregoing, should the Holder’s employment be terminated for Cause, all the Holder’s Employee Stock Options shall immediately lapse and may not be subject to Exercise.

7.	PAYMENT AND DELIVERY OF SHARES

The Holder shall only use the Funds to pay the Exercise Price in cash for each Share to which the Exercise Request pertains, into the bank account designated by the Company in connection with the Exercise. Such payment of the Exercise Price shall be made prior to the delivery of Shares to the Holder. If the Company receives a valid Exercise Request and payment of the Exercise Price, then the Company shall deliver Shares to the Holder within 10 days on which banks are open for business generally (and not for internet banking only) in Luxembourg.

8.	RE-CALCULATION OF EXERCISE PRICE ETC.

The Exercise Price and the number of Shares to which each Employee Stock Option entitles the Holder to subscribe for shall be re-calculated in the event that there are changes in the Company’s share capital by way of a bonus issue of shares, share split, reverse share split, or a reduction of the share capital (a “Re-calculation Event”), in order not to affect the value of the Employee Stock Options. The re-calculation shall be carried out by the Board in accordance with the following formula:

where:

n1 = number of shares issued in the Company prior to the Re-calculation Event

n2 = number of shares issued/reduced in the Re-calculation Event

n3 = number of Shares which each Employee Stock Option entitled the Holder to subscribe for immediately prior to the Re-calculation Event

n4 = number of Shares that each Employee Stock Option gives the right to subscribe for after the Re-calculation Event

Consequently, the Exercise Price for the Employee Stock Option shall be re-calculated in accordance with the following formula:

where (in addition to the above definitions):

p1 = Exercise Price per Share prior to the Re-calculation Event

p2 = Exercise Price per Share after the Re-calculation Event

In the event that a Re-calculation Event would lead to an Exercise Price after the Re-calculation Event which is less than the par value of the Company’s shares, the Exercise Price at Exercise shall instead equal the par value of the Company’s shares.

9.	AMENDMENT OF VESTING SCHEDULE AND EXPIRATION DATE ETC.

9.1	Change in Control

9.1.1	In the event of a Change in Control the Board may, in its sole discretion, decide to (i) set a period during which the Holder may request Exercise (an “Exercise Period”) and, if

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determined by the Board, a new Expiration Date, in accordance with the provisions of clause 9.1.2, (ii) have these terms and conditions continue following the Change in Control in accordance with the provisions of clause 9.1.3, (iii) allow a grant of substantially equivalent rights (i.e., among other things, that preserve the intrinsic value and vesting schedule of the Employee Stock Options) to acquire securities in a new company as the Holder had in the Company immediately before the Change in Control in accordance with the provisions of clause 9.1.4, or (iv) allow an amendment of the terms and conditions to the effect that, following the Change in Control, a new company assumes the Company’s rights and obligations hereunder in accordance with the provisions of clause 9.1.5.

9.1.1.1	“Change in Control” shall mean and include each of the following:

(i) a transaction or series of transactions (other than an offering of Shares to the general public through a registration statement filed with the Securities and Exchange Commission) whereby any “person” or related “group” of “persons” (as such terms are used in Sections 13(d) and 14(d)(2) of the Securities Exchange Act of 1934, as amended from time to time (the “Exchange Act”)) directly or indirectly acquires beneficial ownership (within the meaning of Rules 13d-3 and 13d-5 under the Exchange Act) of securities of the Company possessing more than 50% of the total combined voting power of the Company’s securities outstanding immediately after such acquisition; provided, however, that the following acquisitions shall not constitute a Change in Control: (w) any acquisition by the Company; (x) any acquisition by an employee benefit plan maintained by the Company, (y) any acquisition which complies with clauses 9.1.1.1(iii)(I)-(III); or (z) in respect of an Employee Stock Option held by a particular Holder, any acquisition by the Holder or any group of persons including the Holder (or any entity controlled by the Holder or any group of persons including the Holder);

(ii) the Incumbent Directors cease for any reason to constitute a majority of the Board;

(iii) the consummation by the Company (whether directly involving the Company or indirectly involving the Company through one or more intermediaries) of (x) a merger, consolidation, reorganization, or business combination, (y) a sale or other disposition of all or substantially all of the Company’s assets in any single transaction or series of related transactions or (z) the acquisition of assets or stock of another entity, in each case other than a transaction: (I) which results in the Company’s voting securities outstanding immediately before the transaction continuing to represent (either by remaining outstanding or by being converted into voting securities of the Company or the person that, as a result of the transaction, controls, directly or indirectly, the Company or owns, directly or indirectly, all or substantially all of the Company’s assets or otherwise succeeds to the business of the Company (the Company or such person, the “Successor Entity”)) directly or indirectly, at least a majority of the combined voting power of the Successor Entity’s outstanding voting securities immediately after the transaction, and (II) after which no person or group beneficially owns voting securities representing 50% or more of the combined voting power of the Successor Entity; provided, however, that no person or group shall be treated for purposes of this clause (II) as beneficially owning 50% or more of the combined voting power of the Successor Entity solely as a result of the voting power held in the Company prior to the consummation of the transaction; and (III) after which at least a majority of the members of the board of directors (or the analogous governing body) of the Successor Entity were Board members at the time of the Board’s approval of the execution of the initial agreement providing for such transaction; or

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(iv) the date which is 10 business days prior to the completion of a liquidation or dissolution of the Company.

9.1.1.2	“Incumbent Directors’ shall mean for any period of 12 consecutive months, individuals who, at the beginning of such period, constitute the Board together with any new director(s) (other than a director designated by a person who shall have entered into an agreement with the Company to effect a transaction described in clause 9.1.1.1(i) or 9.1.1.1(iii)) whose election or nomination for election to the Board was approved by a vote of at least a majority (either by a specific vote or by approval of the proxy statement of the Company in which such person is named as a nominee for director without objection to such nomination) of the directors then still in office who either were directors at the beginning of the 12-month period or whose election or nomination for election was previously so approved. No individual initially elected or nominated as a director of the Company as a result of an actual or threatened election contest with respect to directors or as a result of any other actual or threatened solicitation of proxies by or on behalf of any person other than the Board shall be an Incumbent Director.

9.1.2	If the Board decides to set an Exercise Period, the Board shall notify the Holder in connection with, the Change in Control of the Exercise Period and, if the Board so decides, the new Expiration Date. 50 per cent of the Holder’s unvested Employee Stock Options shall vest as of the date of the Board’s notice or on any other date set out in the Board’s notice. The notice will set forth the Exercise Period, which shall, to the extent possible taking into account the circumstances and process related to the Change in Control, give the Holder reasonable time to decide whether to Exercise any vested Employee Stock Options. The Holder shall during the Exercise Period be entitled to Exercise any Employee Stock Options which have vested in accordance with these terms and conditions. The Board shall be entitled, in its sole discretion, to decide whether to adopt a new Expiration Date so that, at the conclusion of such Exercise Period, any unvested Employee Stock Options shall lapse, or whether unvested Employee Stock Options will continue to vest. If the Board decides that any unvested Employee Stock Options shall continue to vest, only 1/8 part of the Holder’s Employee Stock Options shall vest at the first cliff vesting occasion set out in clause 5.1, if the Board’s notice is given prior to such date, and only 1/32 part of the Holder’s Employee Stock Options shall vest on each subsequent regularly scheduled quarterly vesting occasion. The Board shall also be entitled, in its sole discretion, to decide whether any vested Employee Stock Options which have not been subject to Exercise during an Exercise Period shall be subject to a new Expiration Date and therefore lapse, or whether the vested Employee Stock Options will be exercisable following the expiration of an Exercise Period. If the Board decides to establish a new Expiration Date so that any unvested, and/or any vested but unexercised, Employee Stock Options shall lapse, the Holder shall have no further rights pursuant to the Employee Stock Options.

9.1.3	If the Board decides to have these terms and conditions continue following the effective date of the Change in Control, the vesting schedule and the Expiration Date, as set forth in clause 5 and 6 respectively, shall remain unaffected by the Change in Control.

9.1.4	If the Board decides to allow a grant of substantially equivalent rights to acquire securities in a new company as the Holder had in the Company immediately before the Change in Control, all vested and unvested Employee Stock Options shall lapse as of the closing of the Change in Control and, subject to the grant of such substantially equivalent rights, the Holder shall have no further rights pursuant to the Employee Stock Options after the closing of the Change in Control.

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9.1.5	If the Board decides to allow an amendment of the terms and conditions to the effect that, following the Change in Control, a new company assumes the Company’s rights and obligations hereunder, the Holder’s right to subscribe for Shares in accordance with clause 3 shall relate to shares in such new company.

9.1.6	If the Group, or any successor thereto, in connection with or within a period of 6 months following the closing of a Change in Control, terminates the employment of the Holder, other than for Cause, and if any Employee Stock Options are subject to continued vesting after the Change in Control in accordance with this clause 9.1, all of the Holder’s unvested Employee Stock Options shall vest as of the date of his or her termination of employment.

9.2	Merger and de-merger

In the event of a merger through which the Company is absorbed into another company (other than a Change in Control) or a de-merger through which the Company is divided into two or more new entities (other than a Change in Control), the Board shall, before the adoption of any resolution in the aforementioned respects, determine an Exercise Period, the first day of which shall fall at least 20 calendar days after the date of the notice by the Board to the Holder of such Exercise Period. During such Exercise Period the Holder shall be entitled to Exercise any Employee Stock Options which have vested in accordance with these terms and conditions. At the conclusion of such Exercise Period, all Employee Stock Options which have not been subject to Exercise during the Exercise Period shall lapse and the Holder shall have no rights pursuant to the Employee Stock Options.

9.3	Share for share exchange etc.

9.3.1	If the Company’s shareholders perform a share for share exchange for the purpose of creating a new holding company to the Company, or if a new company otherwise replaces the Company as the holding company in the Group, and such transaction is not a Change in Control, the Board shall use reasonable efforts to either: (a) ensure that the Holder receives substantially equivalent rights to acquire securities in the new holding company as the Holder had in the Company immediately before such transaction, provided that the Holder in writing waives any rights under the Employee Stock Options, which shall lapse as a consequence thereof; or (b) amend these terms and conditions to the effect that the new holding company assumes the Company’s rights and obligations hereunder and that the Holder’s right to subscribe for Shares in accordance with clause 3 shall relate to shares in the new holding company.

9.3.2	In the event of a transaction as described in clause 9.3.1, the Holder shall always be obliged upon the Board’s request to, in case of (a) in clause 9.3.1, waive any rights under the Employee Stock Options provided that the Holder receives substantially equivalent rights in the new holding company as the Holder had in the Company immediately before such transaction or, in case of (b) in clause 9.3.1, approve any such amendment to these terms and conditions. No waiver shall be requested or required, and the Company may act unilaterally in accordance with this clause 9.3, provided that the Employee Stock Options preserve the material terms and conditions of the underlying rights, including the vesting schedule and the intrinsic value of the Employee Stock Option as of immediately prior to such transaction.

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9.3.3	If the Company effects a change of the classes of outstanding Company securities, the Board shall, appropriately and proportionately adjust the class of securities subject to the Employee Stock Options. The Board will make such adjustments, and its determination will be final, binding and conclusive.

10.	CANCELLATION OF EMPLOYEE STOCK OPTIONS IN CASE OF A MATERIAL BREACH

10.1	If the Holder commits a material breach of any of its obligations under these terms and conditions and the breach has not been rectified within 15 calendar days from the date the Holder receives a written demand for rectification, the Company shall be entitled to cancel the Holder’s unexercised Employee Stock Options (vested as well as unvested) which as a consequence thereof shall lapse.

10.2	A material breach for purposes of clause 10 and 11 shall mean a breach by the Holder of the provisions in clauses 9.3, 12, or 13 or any other breach by the Holder of these terms and conditions that is reasonably likely to have a material adverse effect on the Company.

11.	LIQUIDATED DAMAGES IN CASE OF A MATERIAL BREACH

11.1	If the Holder commits a material breach in accordance with clause 10.2 and the breach has not been rectified within 15 calendar days from the date the Holder receives a written demand for rectification, the Holder shall upon written request by the Company pay liquidated damages in an amount corresponding to 50 per cent of the aggregate Exercise Price for all of the Holder’s vested but unexercised Employee Stock Options. The Company shall not be entitled to demand liquidated damages if the Company has cancelled the Holder’s Employee Stock Options pursuant to clause 10.1.

11.2	If the Holder commits a material breach of any of its obligations under these terms and conditions, the Company is entitled, in addition to any liquidated damages in accordance with the provisions of clause 11.1, to claim damages in an amount corresponding to the difference between the actual damage suffered and the liquidated damages (if any), if such damage exceeds the amount of the liquidated damages (if any).

11.3	The payment by the Holder of any liquidated damages and damages shall not affect the Company’s right to pursue other remedies that the Company may have against the Holder as a result of a breach.

12.	APPOINTMENT OF AGENT ETC.

12.1	The Holder hereby irrevocably authorises the Board, with full power of substitution, to endorse such documents on behalf of the Holder and to take any other action reasonably necessary to effect any of the Holder’s obligations under these terms and conditions, including but not limited to, execution of a transfer of Shares owned by the Holder. The Board shall hold any payment received for the benefit of the Holder under this clause on behalf of the Holder and separated from any other funds. A withdrawal of the authorisation as provided for in this clause 12 constitutes a material breach of these terms and conditions for purposes of clause 10 and 11.

12.2	The Holder hereby undertakes to sign, execute and deliver such documents, and to take any other actions, as reasonably required by the Board in order to ensure compliance with or observation of the Holder’s obligations under these terms and conditions.

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13.	PAYMENT OF CERTAIN TAXES

13.1	The Group will perform withholding of taxes in relation to the Employee Stock Options and the Shares acquired at Exercise if and to the extent required by law or decisions by governmental authorities or if the Board in its reasonable opinion considers it appropriate for the Group to perform such withholding of taxes. For the avoidance of doubt, this clause 13.1 shall not affect the Holder’s liabilities and undertakings pursuant to clause 13.2 and 13.3.

13.2	The Holder is liable for and undertakes to pay any taxes (including but not limited to income taxes, capital taxes, employment taxes, social security contributions as well as any tax penalties thereon) for which he/she may be liable in relation to the Employee Stock Options and any Shares acquired at Exercise (“Holder’s Tax Liability”). For the avoidance of doubt, withholding tax (whether preliminary or deducted at source) on employment income, dividends and capital gains will always be considered as Holder’s Tax Liability.

13.3	As a condition to the exercise of an Employee Stock Option, the Holder shall make such arrangements as the Board may require for the satisfaction of any Holder’s Tax Liability that may arise in relation to the Employee Stock Options. The Holder shall also make such arrangements as the Board may require for the satisfaction of any Holder’s Tax Liability that may arise in relation to Shares acquired at Exercise. For the avoidance of doubt, the Holder shall upon the Company’s request at Exercise pay any Holders’ Tax Liability.

13.4	The Group assumes no responsibility for any Holder’s Tax Liability. The Holder represents that the Holder is not relying on the Group for any tax advice and explicitly agrees not to demand any compensation from the Group to cover any Holder’s Tax Liability.

14.	DATA PROTECTION

14.1	For the purposes of implementing, managing and administering the Employee Stock Option Program, and for the Holder to participate in the Employee Stock Option Program, it is necessary for the Company acting as a data controller and other companies in the Group to collect, use, disclose, hold, transfer and otherwise process personal data regarding the Holder, including the Holder’s name, home address and telephone number, date of birth, personal identification number, social insurance number, salary, nationality, job title, any Shares or directorships held in the Company or any company in the Group, details of all Employee Stock Options or other entitlement to Shares awarded, cancelled, exercised, vested, unvested, or outstanding in the Holder’s favour (the “Data”). Any such processing will be carried out in accordance with the Company’s legitimate interest in administering the Employee Stock Option Program and only to the extent permitted by and in full compliance with any applicable data protection laws and regulations. The Holder’s Data will be retained by the Company for as long as the Holder holds Employee Stock Options and/or Shares in the Company, and thereafter only for as long as required by applicable law.

14.2	The Holder further understands that the Company and/or any company in the Group will transfer Data among themselves as necessary for the purposes of implementation, management and administration of the Holder’s participation in the Employee Stock Option Program, and that the Company and/or any company in the Group may each further transfer Data to any third party service provider acting as data processors and assisting the Company in the implementation, management and administration of the Employee Stock Option Program (the “Data Recipients”). The Company shall ensure that any Data
Recipient shall be contractually required to ensure appropriate confidentiality and security as well as compliance with applicable data protection laws and regulations.

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14.3	The Holder understands that these Data Recipients may be located in the Holder’s country of residence or elsewhere. The Holder acknowledges that such Data Recipients will be receiving, possessing, using, retaining, and transferring Data in electronic or other form, for the purposes of implementing, managing and administering the Holder’s participation in the Employee Stock Option Program, including any transfer of such Data to any third party service provider, acting as data processors, as may be required for the administration of the Employee Stock Option Program and/or the subsequent holding of Shares on the Holder’s behalf, to a broker or third party with whom the Shares acquired on Exercise may be deposited. Where the transfer is to be to a destination outside the European Economic Area (the “EEA”), the Company shall take reasonable steps to ensure that the Holder’s personal data is legally transferred and continues to be adequately protected and securely held. This may for example include that the Company ensures that the Data Recipients located outside of the EEA (i) hold certifications that are sufficient to receive and process personal data about EU individuals, e.g. the EU-US Privacy Shield program, or (ii) are bound by approved contractual mechanisms for transfers of personal data outside of the EEA, e.g. standard contractual clauses.

14.4	Subject to the nature of the Data and the Company’s legal basis for processing that Data, the Holder may, at any time, contact the Company at to make any of the following requests in respect of the Data processed by the Company:

a.	request access to the Data;

b.	request that Data which the Holder deems to be incorrect is rectified;

c.	request for the Data to be erased by the Company;

d.	request for the Company to restrict processing of his or her Data in certain circumstances including where the accuracy of the Data is contested, the processing of the Data is unlawful, where the Company no longer needs the Data or where the Holder objects to the Company processing his or her Data;

e.	request for the Company to port the Data to another party;

f.	object to the Company processing the Data; or

g.	request to not be subject to a decision taken by the Company which is based solely on automated processing including profiling where that decision has a legal impact or a similarly significant impact on the Holder.

14.5	The Holder understands that, should the Holder have any concerns regarding the Company’s processing of the Holder’s Data, the Holder may contact the Company or lodge a complaint with the data protection authority in the country where the Holder is employed.

15.	MISCELLANEOUS

15.1	The Employee Stock Options may not be transferred, otherwise disposed, pledged, borrowed against or used as any form of security.

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15.2	The Company shall be entitled to amend these terms and conditions to the extent required by legislation, court decisions, decisions by public authorities or agreements, or if such amendments, in the reasonable judgment of the Company, are otherwise necessary for practical reasons, and provided in all of the aforementioned cases that the Holder’s rights are in no material respects adversely affected. If the Holder’s rights would be materially adversely affected, the Holder’s written consent shall be necessary for such amendment.

15.3	Nothing in these terms and conditions or in any right or Employee Stock Option granted under these terms and conditions shall confer upon the Holder the right to continue in employment for any period of specific duration or interfere with or otherwise restrict in any way the rights of the Group or of the Holder, which rights are hereby expressly reserved by each, to terminate his or her employment at any time.

15.4	The Holder has no right to compensation or damages for any loss in respect of the Employee Stock Option where such loss arises (or is claimed to arise), in whole or in part, from the termination of the Holder’s employment; or notice to terminate employment given by or to the Holder. However, this exclusion of liability shall not apply however to termination of employment, or the giving of notice, where a competent tribunal or court, from which there can be no appeal (or which the relevant employing company has decided not to appeal), has found that the cessation of the Holder’s employment amounted to unfair or constructive dismissal of the Holder.

15.5	The Holder undertakes not to use or disclose the contents of these terms and conditions, or any financial information, trade secrets, customer lists or other information which it may from time to time receive or obtain (orally or in writing or in disc or electronic form) as a result of entering into or performing its obligations pursuant to these terms and conditions or otherwise, relating to the Group unless: (i) required to do so by law or pursuant to any order of court or other competent authority or tribunal; or (ii) such disclosure has been consented to by the Company, provided, however, that the Holder may disclose the terms and conditions of his or her Employee Stock Options to the Holder’s spouse, personal attorney and/or tax preparer. If a Holder becomes required, in circumstances contemplated by (i) to disclose any information, the disclosing Holder shall use its best efforts to consult with the Company prior to any such disclosure.

15.6	Shares will not be issued under this Employee Stock Option Program unless the issuance and delivery of such Shares comply with (or are exempt from) all applicable requirements of law, including (without limitation) the Securities Act of 1933, as amended, the rules and regulations promulgated thereunder, state securities laws and regulations, and the regulations of any stock exchange or other securities market on which the Company’s securities may then be traded. In addition to the terms and conditions provided herein, the Board may require that a Holder make such reasonable covenants, agreements and representations as the Board, in its sole discretion, deems advisable in order to comply with applicable law. The Board shall have the right to require any Holder to comply with any timing or other restrictions with respect to the settlement, distribution or exercise of any Employee Stock Option, including a window-period limitation, as may be imposed in the sole discretion of the Board.

16.	TERM AND TERMINATION

These terms and conditions shall enter into force on the Implementation Date and remain in force until close of business in Sweden on 1 June 2025. The parties shall, however, after such date continue to be bound by the provisions set out in clause 15.5 and 17.

13(13)

17.	GOVERNING LAW AND JURISDICTION

17.1	These terms and conditions shall be governed by and construed in accordance with the substantive law of Sweden (excluding its rules on conflict of laws).

17.2	The Company and the Holder undertake to use their best efforts to resolve any disagreements or disputes regarding these terms and conditions between them or any two or more of them through discussions and mutual agreement.

17.3	Any dispute, controversy or claim arising out of or in connection with these terms and conditions, or the breach, termination or invalidity thereof, shall be finally settled by arbitration in accordance with the Arbitration Rules of the Arbitration Institute of the Stockholm Chamber of Commerce. Unless otherwise agreed between the parties to such arbitration, the Arbitral Tribunal shall be composed of a sole arbitrator, the seat of arbitration shall be Stockholm and the language to be used in the arbitral proceedings shall be English.

17.4	The arbitral proceedings and all information and documentation related thereto shall be confidential, unless a disclosure is required under any applicable law, relevant stock exchange regulations or order of court, other tribunal or competition authority or as otherwise agreed between the Company and the Holder in writing.